Exhibit 10(j)(xiv)




                                             January 2, 1991




          Mr. Stephen M. Sweeney
          Vice President - Human Resources
          Gibson Greetings, Inc.
          2100 Section Road
          Cincinnati, OH   45237


          Re:  Employment Agreement

          Dear Steve:

          In accordance with our prior discussions, it is my pleasure to confirm to you the following terms and conditions under which you have agreed to continue serving as Vice President - Human Resources of Gibson Greetings, Inc. ("Company").

          1. You have agreed to serve the Company on a full-time basis as a senior executive employee, and the Company agrees to employ you as such, for a period of three years commencing December 1, 1990 and ending November 30, 1993. Your annual salary, effective December 1, 1990, shall be $136,000, which amount may be increased from time to time by the Company throughout the term of the Agreement in accordance with the Company's salary administration program. In addition, you will qualify for the Key Executives' Bonus Program.

          2. In addition to the above salary and bonus, you will also be included in Gibson's Supplemental Executive Retirement Plan and in Gibson's other programs for executives which include: executive physical examinations, supplemental life insurance and tax preparation and estate planning assistance.

          3. In the event you are unable to perform your duties hereunder due to illness or other incapacity, which incapacity continues for more than six consecutive or nonconsecutive months in any twelve-month period, the Company shall have the right, on not less than 30 days written notice to you, to terminate this Agreement. In the event of your death during your employment hereunder, your salary shall cease as of the last day of the sixth full calendar month following the month in which your death occurs. Except for such salary continuation rights, this Agreement shall terminate as of the date of death.
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          Mr. Stephen M. Sweeney
          January 2, 1991
          Page 2



          4. In the event any person becomes the beneficial owner of fifty percent (50%) or more of the Company's securities, and you are not retained by that person in substantially the same capacity and salary as contemplated herein for at least six (6) months from the date of said change in beneficial ownership, then upon your termination hereunder, you will be paid one year's salary reduced by 1/12 for each full month of employment completed after said change in beneficial ownership. Any amount to be paid hereunder would be further reduced by the value of any severance package received by you from the new ownership in connection with your termination.

          5. In the event you voluntarily terminate your employment during the term of this Agreement, or if your employment is terminated for cause, your right to all compensation hereunder shall cease as of the date of termination. "Cause" shall mean dishonesty, insubordination, gross negligence, or willful misconduct in the performance of your duties, failure to perform duties in a diligent and competent manner, or any willful and material breach of this Agreement. Termination of employment under this Paragraph shall terminate this Agreement with the exception of the provisions of Paragraphs 6, 7 and 9.

          6. Also in the event you voluntarily terminate your employment hereunder, or in the event the Company terminates this Agreement and your employment for cause, you agree that for a period of two years after such termination, you will not compete, directly or indirectly, with the Company or with any division, subsidiary or affiliate of the Company or participate as a director, officer, employee, consultant, advisor, partner or joint venturer in any business engaged in the manufacture or sale of greeting cards, gift wrap or other products produced by the Company, or by any division, subsidiary or affiliate of the Company, without the Company's prior consent. If this Agreement is not earlier terminated as provided in this Paragraph, your said obligation not to compete shall continue in effect for a period of one year following the expiration of this Agreement or of any renewal or extension hereof.

          7. In connection with this Agreement, you agree to continue to receive confidential information of the Company in confidence, and not to disclose to others, assist others in the application of, or use for your own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of others by legal and equitable means. You further agree that, upon termination of employment with the Company, all
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          Mr. Stephen M. Sweeney
          January 2, 1991
          Page 3



               documents, records, notebooks, and similar writings, including copies thereof, then in your possession, whether prepared by you or by others, will be left with the Company. For purposes of this Paragraph, "confidential information" means information concerning Company's finances, plans, sales, products, processes and services, or those of Company's subsidiaries, divisions or affiliates, which is disclosed to you or known by you as a consequence of or through your employment with the Company, and which is not generally known in the industry in which the Company or its subsidiaries, divisions or affiliates are or may become engaged.

          8. Nothing herein is intended to be granted to you in lieu of any rights or privileges to which you may be entitled as an executive employee of the Company under any retirement, insurance, hospitalization, or other plan which may now or hereafter be in effect.

          9. This Agreement shall inure to the benefit of and be binding upon you and your legal representatives as well as the Company, its successors and assigns including, without limitation, any person, partnership, corporation or other entity which may acquire all, or substantially all, of the Company's assets and business.

          To indicate your acceptance of and willingness to be bound by this Agreement, please sign and return one duplicate original of this letter.

                                             Sincerely,

                                             GIBSON GREETINGS, INC.


                                             /s/ Benjamin J. Sottile


                                             Benjamin J. Sottile
                                             President and C.E.O.


          BJS/HLC/ss


          ACCEPTED AND AGREED TO:


            /s/ Stephen M. Sweeney
          Stephen M. Sweeney

          Date:   January 2, 1991
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